Rule 10f-3 Reporting Form


1. Individual  Fund name: Virtus Alternative Inflation Solution Fund

2. Identity of security (issuer/issue): Store Capital Corp - IPO

3. Date of purchase: 11/18/14

4. Terms:   (a) price per share  18.50

      (b) total amount of purchase  1,088 Shares or $20,128.00

      (c) commission, spread, or underwriter profit  $145.00

5. Size of Underwriting:  27,500,000 Shares or $508,750,000

6. Percentage of Issue purchased:  0.004%

7. Underwriters:  (a) purchased from Goldman Sachs

      (b) Affiliated Underwriter  Credit Suisse

      (c) other syndicate members  Morgan Stanley

8. Eligibility (check one): [x] registered public offering
[ ] Eligible Municipal Security     [ ] Eligible Foreign
Offering     [ ] Eligible Rule 144A Offering

9. Other fund purchasers having either the same adviser * (or an affiliated adviser) as the series:
Check if the following conditions have been met (and discuss any exceptions):

[x] The securities were purchased (1) prior to the end of the first day on which any sales were made at a price that did not exceed the price paid by each other purchaser in the offering or any concurrent offering of the securities (excepting, in an Eligible Foreign
Offering, rights required by law to be granted to existing security holders) and (2) on or before the fourth day before termination, if a rights offering.

[x] The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all the securities offered, except those purchased by others pursuant to a rights offering, if the underwriters purchase any of the securities.

[x] The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during a comparable period of time.

[x] Except for Eligible Municipal Securities, the issuer of such securities has been in continuous operation for not less than three years (including the operations of predecessors).

[ ] In the case of Eligible Municipal Securities, the issuer has been rated investment grade by at least one
NRSRO, provided that, if the issuer or entity supplying the funds from which the issue is to be paid has been in continuous operation for less than three years (including the operations of any predecessors) the securities must have been rated within the top three rating categories by an NRSRO.

[x] Percentage of offering purchased by the Fund and other funds named in Item 9 did not exceed: (a) for Eligible
Rule 144A Offering, 25% of the total of (1) principal amount of offering of such class sold by underwriters to qualified institution buyers plus (2) principal amount of class in any concurrent public offering; (b) other securities, 25% of principal amount of offering of class.

[x] The Fund did not purchase the securities being offered directly or indirectly from an Affiliated Underwriter, provided that a purchase from a syndicate manager shall not be deemed to be a purchase from an Affiliated Underwriter so long as (a) such Affiliated
Underwriter did not benefit directly or indirectly from, the transaction, and, (b) in the case of Eligible Municipal Securities, the purchase was not designated as a group sale or otherwise allocated to the account of any Affiliated Underwriter.

Check below if written statements of issuer, syndicate manager, or underwriter or seller of securities were relied upon to determine:

[ ] the securities were sold in an Eligible Rule 144A
Offering;

[ ] compliance with the first condition, above, regarding time and price.

Attach copy of written statement for each box checked.



1/21/15
Date of Report      Signature of Person Preparing Report

* Where the adviser to the Fund has delegated all portfolio management responsibilities to a subadviser, "adviser"
shall mean the subadviser to that Fund.